Confidential

September 13, 2013

EMC Metals Corp.

501 – 1430 Greg Street
Sparks, Nevada 89431

Attention: George Putnam, President and CEO

Dear Sirs:

Re:	Binding Letter of Intent to Purchase Springer Mining Company, the Carlin Vanadium Property and the Copper King Property

EMC Metals Corp. (“EMC”) is a public company whose shares are listed for trading on the Toronto Stock Exchange (the “TSX”). Springer Mining Company (“Springer”) is a wholly owned subsidiary of EMC, which holds a 100% interest in the Springer Tungsten Mine and related fee lands and mineral claims located in Imlay, Nevada, a full legal description of which has been provided to AMB. EMC also is indirectly through its wholly owned subsidiary Wolfram Jack Mining Corp. (“Wolfram”) the owner the Carlin Vanadium Property in Carlin, Nevada (the “Carlin Property”), and directly the owner of Copper King Tungsten/Copper Property in Pershing County, Nevada (the “Copper King Property” and together with the Carlin Property, the “Properties”).

Americas Bullion Royalty Corp. (“AMB”) is a public company whose common shares are listed for trading on the TSX. Golden Predator US Holding Corp. (“GPUS”) is a wholly owned subsidiary of AMB incorporated in the state of Nevada.

Upon countersignature of this letter by EMC on or prior to 9:00am Pacific time on September 13, 2013, this letter will constitute a binding agreement of purchase and sale. If the letter is not signed and delivered to AMB by email on or before that time, the letter will be withdrawn and of no further effect, subject to any extension provided to EMC in writing by AMB. The parties will immediately upon signing use best commercial efforts, to settle and enter, and EMC shall cause Springer and Wolfram (as applicable) to enter, into formal purchase and sale agreements to be governed by the laws of Nevada, and to take such further steps as are necessary to conclude the Transactions (as defined in Section 1 below) as soon as practical, and in any event within 30 days. The parties will act reasonably in accommodating revisions to the following deal terms to permit tax structuring.

1.	Purchase and Sale

AMB and GPUS agree to purchase from EMC and Wolfram the following:

(i)	all of the issued and outstanding shares of Springer (which for greater certainly Springer will hold all existing rights to the mine, mill, minerals, claims, land, water, and permits), and
(ii)	100% of EMC’s interest in the Properties whether held directly or by its subsidiaries to be delivered free and clear of all liens, claims, encumbrances and charges (other than the security interests in the assets of Springer held by CR Magnetics Inc. (the “Lender”) and which are to be discharged as provided in this Letter Agreement) in accordance with the terms of this letter (the “Transactions”).

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2.	Aggregate Purchase Price

As consideration for the sale of the Properties, AMB shall pay the aggregate price of US$5,000,000 (the “Purchase Price”), as follows:

(a)	US$3,068,507.27 (the “Initial Payment”) to be paid by wire transfer to CR Magnetics, Inc. (the “Lender”) immediately upon singing of this Letter Agreement; and
(b)	US$1,931,492.73 (the “Second Payment”) to be paid to EMC within 5 Calendar days of the receipt of funds in settlement of the announced dispute between AMB and MF Investment Holding Company 1 (Cayman) Limited but no later than 90 calendar days from signing of this Letter Agreement (or if not a business day the immediately following business day).
3.	Discharge of Security and Further Security
(a)	As security for the payment of the Second Payment, Springer will grant to EMC a Deed of Trust. Should the Second Payment not be made in the time required pursuant to 2(b) above (and subject to any mutually agreed extension in writing), EMC will have the right to recover payment through enforcement of the security interest granted under the Deed of Trust. Upon payment of the Second Payment, EMC will promptly discharge the Deed of Trust.
(b)	Immediately following Initial Payment having been delivered to the Lender, EMC will use commercially reasonable efforts steps to expeditiously remove the security interests of the Lender registered against the assets of Springer. In the event such security interests of the Lender are not removed and discharged by the date of the Second Payment, due to a dispute between EMC and the Lender regarding any final amounts claimed by the Lender,, AMB will be entitled to place a portion of the Second Payment equal to the dispute amount in escrow for 60 days, while the parties work to resolve the dispute with the Lender.
4.	Finder’s Fee Agreements

AMB and EMC agree to enter into finder’s fee agreements effective on closing of the Transaction pursuant to the following terms:

(a)	AMB will pay EMC a 6% finder’s fee on any completed sale of the Carlin Property to a buyer who is introduced by EMC to AMB, provided that:
(i)	EMC must identify the parties to AMB in advance of approaching such parties, so as to not conflict with parties AMB is soliciting; and
(ii)	if the sale is to American Vanadium Corp., the finder’s fee will be reduced to 2% and AMB will ensure American Vanadium Corp. grants a 0.25% net smelter royalty to EMC on vanadium produced from the property; and

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(b)	AMB will pay EMC a 6% finder’s fee on any completed sale of Springer Tungsten assets to a buyer who is introduced by EMC to AMB, provided that EMC must identify the parties to AMB in advance of approaching such parties, so as to not conflict with parties AMB is soliciting.

The finder’s fee will be based on the sale price, and if other than cash, will be based on the fair market value of the consideration received. Any sale by AMB of Springer or the Carlin Property to a buyer introduced by EMC will be subject to AMB board approval of the sale.

5.	Warranties

EMC represents that it can deliver the shares of Springer and the Properties free and clear of all liens claims and adverse interests, subject only to the security interest held by the Lender which is to be discharged on Closing, and further that EMC is not aware of any existing or potential liens, claims, encumbrances or charges against the assets of Springer that would be material to Springer or its operations.

AMB and EMC, each respectively confirm that it (i) has received appropriate corporate approvals to enter into this Letter Agreement and to complete the Transactions; and (ii) to the best of the understanding and judgment of the board of each, it not required to obtain regulatory or shareholder approval to the transaction.

6.	Failure to Complete

If for any reason the Transactions does not complete due to regulatory requirement, court or other regulatory order, or for any other reason, or if the Second Payment has not been made, in any such case by the expiry of 90 calendar days from the date hereof (or if not a business day the immediately following business day), then absent any extension or alternate agreement made in writing between the parties, the following will apply:

(i)	the Initial Payment and any maintenance costs paid to EMC by AMB pursuant to Section 7 will instead become a loan by AMB to EMC (the “EMC Loan”) bearing 5% interest per annum commencing after the expiry of the 90 day period, secured by first position security interest and Deed of Trust against the assets of Springer, and principal plus accrued interest being repayable out of the proceeds of the sale of Springer or its Assets (which EMC agrees to so pay in exchange for a discharge of the Deed and security interests by AMB); and
(ii)	EMC will be entitled to sell Springer or its assets to third parties without restriction, and in the event EMC does conclude a sale, it will pay a break fee of US$150,000 to AMB in addition to the repayment of the EMC loan and interest referred to in section 6(i) above.
(iii)	Notwithstanding this, in the event that the Second Payment has not been made within 90 days nothing will preclude AMB from completing the purchase if no other purchaser has been put under contract for the subject Properties in which case there would be no interest or break fee due AMB.

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7.	Taxes & Fees

EMC shall be responsible for all taxes, duties and other charges arising to EMC, Springer or Wolfram from and in respect of the Transaction.

All legal fees of EMC and AMB in respect of this letter agreement, the documentation of the transfer of the shares of Springer and the Properties, the discharge of security interests held by the Lender, and regulatory filings and related matters will be to the account of and paid by AMB.

AMB agrees to reimburse EMC for all actual carrying costs of the assets of Springer from September 16, 2013 until such time as the shares of Springer are transferred to AMB, or the Transactions terminated as provided in Section 6. EMC will act reasonably to minimize such costs, which are estimated at US$35,000 per month, and will report costs to AMB on a monthly basis. EMC will also work with AMB to reasonably reduce these costs if possible through consultation with AMB.

8.	Closing

The obligation of EMC to transfer the shares of Springer and its interest in the Properties will arise immediately upon receipt of the Initial Payment by the Lender. However the recordation and documentation associated with such transfers and related matters, the Deed of Trust described in Section 3, as well as the finder fee agreements described in Section 4, will be as soon as practical following the signing of this Agreement and in any event within 30 calendar days.

9.	Corporate and Business Records

At the closing of the Transaction, EMC shall cause to be delivered to AMB all financial books and records of Springer, as well as all documentation and data related to the Properties. After the closing of the Transaction, EMC agrees to work with AMB and use commercially reasonable efforts to ensure that all financial records, documents and statements of Springer comply with applicable law. AMB shall have access to the records and the Properties immediately upon payment of the first payment so long as such access does not interfere with other provisions contained herein.

10.	Structuring

The parties agree to accommodate reasonable changes to the Transaction if necessary to optimize tax and other benefits to either or both of the parties.

11.	Assignment

This letter agreement is not assignable, provided that AMB may use an alternate subsidiary in place of GPUS for the purposes described herein.

12.	Public Disclosure

Except as may be required by applicable corporate and securities laws or the Policies of the TSX, no public disclosure of the transactions contemplated herein shall be made by EMC or AMB without prior written consent and approval of the other party, such consent not be unreasonably withheld. EMC and AMB hereby agree to cooperate in connection with the form and content of all publicity and press releases relating to the transactions contemplated by this binding letter agreement.

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13.	Completion

Each of EMC and AMB agree to carry out their obligations hereunder in good faith and use their respective best commercial efforts to close and complete the Transaction as soon as practicable.

14.	Exclusivity

Other than as contemplated in sections 4 and 6(ii), EMC agrees that it shall not and, using its reasonable best efforts, nor shall it permit any of its officers, directors, employees, affiliates, agents, consultants, advisors or representatives, to solicit, initiate, encourage or participate in any discussions or negotiations with any third party concerning:

(a)	any sale of the Properties; or
(b)	any acquisition or disposition of shares of Springer or any merger, amalgamation, consolidation, or other similar transaction involving Springer,

without first discussing with and obtaining the approval in writing of AMB.

15.	Confidentiality

EMC and AMB shall keep confidential any information obtained in connection with the Transaction and this Letter Agreement, unless such information has been obtained from a third party or is generally available to the public. If the Transaction is not completed, each party and its representatives shall return to the other any records or copies thereof which any one of them may have obtained in connection with the Transaction.

16.	Governing Law

This Letter Agreement and the transactions contemplated herein shall be governed by the laws of the State of Nevada.

17.	Execution

This Letter Agreement will be binding upon the parties following execution. If for any reason the Parties are unable to sign the Definitive Agreement by the date set out in section 8, the terms and conditions of this Letter Agreement shall continue to be binding on the Parties and this Letter Agreement shall constitute an irrevocable purchase agreement.

IN WITNESS WHEREOF the parties hereto have executed this binding Letter Agreement effective as of the date and year first above written.

AMERICAS BULLION ROYALTY CORP.

Per: /s/ William Sheriff
William Sheriff, Executive Chairman and CEO

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GOLDEN PREDATOR US HOLDING CORP. Per: /s/ William Sheriff
William Sheriff, Executive Chairman and CEO

AGREED to and ACCEPTED at Sparks, Nevada, this 13th day of September, 2013.

EMC METALS CORP.

Per: /s/ George Putnam
George Putnam, President and CEO